Exhibit 99.1

Gaming and Leisure Properties, Inc. Declares Fourth Quarter Dividends and Distributions for 2014

Wyomissing, PA.-November 19, 2014 - Gaming and Leisure Properties, Inc. (NASDAQ:GLPI) (“GLPI” or the “Company”) today announced that its Board of Directors declared a cash dividend of $0.52 per share on common stock for the fourth quarter of 2014.

Further, the Company has determined that it is required to make a one-time distribution of $38 million in response to the anticipated outcome of the previously disclosed Pre-Filing Agreement requested from the Internal Revenue Service in order to confirm the appropriate allocation of historical Earnings and Profits relative to the separation from Penn National Gaming, Inc. (NASDAQ:PENN). Additionally, the Company has determined that it needs to distribute $6 million in order to ensure that it has distributed 100% of its taxable income for the 2014 year. In order to complete these two distributions, the Board of Directors declared a cash dividend of $0.40 per share on common stock.

The payment of the regular quarterly dividend of $0.52 per share and the one-time dividends of $0.40 per share will result in a total payment of $0.92 per share payable on December 19, 2014 to shareholders of record at the close of business on December 2, 2014.

About Gaming and Leisure Properties
GLPI is engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in "triple net" lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. GLPI expects to grow its portfolio by pursuing opportunities to acquire additional gaming facilities to lease to gaming operators. GLPI also intends to diversify its portfolio over time, including by acquiring properties outside the gaming industry to lease to third parties. GLPI intends to elect to be taxed as a real estate investment trust ("REIT") for United States federal income tax purposes commencing with the 2014 taxable year and is the first gaming-focused REIT.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward looking terminology such as "expects," "believes," "estimates," "intends," "may," "will," "should" or "anticipates" or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Such forward looking statements are inherently subject to risks, uncertainties and assumptions about GLPI and its subsidiaries, including risks related to the following: the ability to receive, or delays in obtaining, the regulatory approvals required to own and/or operate its properties, or other delays or impediments to completing GLPI's planned acquisitions or projects (including successful resolution of outstanding litigation against the owners of the Meadows Racetrack & Casino); GLPI's ability to enter into definitive agreements with a third party operator for the Meadows Racetrack & Casino; GLPI's ability to maintain its status as a REIT; GLPI's ability to satisfy any further dividend of historical accumulated earnings and profits in order to qualify as a REIT in 2014; the availability of and the ability to identify suitable and attractive acquisition and development opportunities and the ability to acquire and lease those properties on favorable terms; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs or to the gaming or lodging industries; and other factors described in GLPI's Annual Report on Form 10-K for the year ended December 31, 2013, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the Securities and Exchange Commission. All subsequent written and oral forward looking statements attributable to GLPI or persons acting on GLPI's behalf are expressly qualified in their entirety by the cautionary statements included in this press release. GLPI undertakes no obligation to publicly update or revise any forward looking statements contained or incorporated by reference herein, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward looking events discussed in this press release may not occur.

Contact
Investor Relations
Brad Cohen
T: 203-682-8211
Email: Brad.Cohen@icrinc.com

Kara Smith
T: 646-277-1211
Email: Kara.Smith@icrinc.com

Bill Clifford
T: 610-401-2900
Email: Bclifford@glpropinc.com